Exhibit 99.1

228 Hamilton Ave, 3rd Floor

Palo Alto, CA 94301

(415) 397-2880

September 20, 2006

Dear Avicena Stockholder:

We are writing to you in your capacity as a stockholder of Avicena Group, Inc (“Avicena” or “we”) to request an extension of the contractual trading restriction to which your shares are subject. (This letter does not address any of the requirements of complying with Rule 144 of the Securities Act of 1933, as amended.) As you may recall, as part of the funding transaction in which we merged with AVN Acquisition Corp. last year, you agreed that your shares be restricted from trading for one year after we became a public company (the “Merger Lock-Up”). While the time period covered by the Merger Lock-Up is not geared to this date, you should note that trading of our shares commenced on March 22, 2006.

We were recently approached by prospective investors who, as we understand it, either may likely be affiliated with the former shareholders of AVN Acquisition Corp. or have been introduced to us by such individuals, as well as such other independent, new prospective investors, who are contemplating either an additional and/or a new, as the case may be, $15-$20 million cash investment in Avicena (the “Contemplated Investment”). We are still in the early stages of discussing the terms of the Contemplated Investment. Nevertheless, certain of those prospective investors have informed us that, as a condition to their making the Contemplated Investment, those investors would require that all currently restricted shares owned by all Avicena stockholders whose shares are subject to the Merger Lock-Up (or such lesser amount those investors would determine in their sole discretion) continue to remain subject to transfer restrictions through June 30, 2007 (the “Extended Lock-Up”). We wish to continue discussions with these investors and need to know whether we will be able to comply with the Extended Lock-Up condition. As a result, we are asking Avicena stockholders to agree to the Extended Lock-Up at this time subject, however, to its possible nullification if at least a minimum portion of the Contemplated Investment as prescribed is not completed in accordance with the last paragraph of this letter agreement.

A stockholder who agrees to the Extended Lock-Up may not with respect to its shares do any of the following prior to the end of the day on June 30, 2007: offer, pledge, sell, contract to sell, engage in any short sale, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the stockholder’s Avicena stock, or any securities convertible into or exercisable or exchangeable for the stockholder’s Avicena stock.

A stockholder who agrees to the Extended Lock-Up understands that Avicena’s transfer agent will be instructed not to transfer the Stockholder’s shares until the end of the day on June 30, 2007.

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In light of the foregoing, by signing below, the undersigned stockholder hereby agrees to the Extended Lock-Up with respect to all of the undersigned stockholder’s Avicena shares that are presently subject to the Merger Lock-Up.

If the prospective investors do not complete a minimum $8 million amount of the Contemplated Investment by 5 P.M. PDT on November 10, 2006, this letter agreement, including without limitation the Extended Lock-Up, shall terminate and be of no further effect. To “complete” the minimum $8 million amount of the Contemplated Investment shall mean receipt by Avicena, without any restriction, of no less than $8 million cash in the form of a wire transfer to a bank account controlled by Avicena.

Sincerely,

AVICENA GROUP, INC.

/s/ Belinda Tsao Nivaggioli
Belinda Tsao Nivaggioli
Chief Executive Officer

By signing below, the undersigned hereby agrees to the Extended Lock-Up as to the number of shares listed below.

Print name of Stockholder:

Number of Total Shares Held by Stockholder:

Signature of Stockholder:

By (if applicable)

Title (if applicable)

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